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                                                                                                                     Exhibit (12)(b)


                                              THE CONNECTICUT LIGHT AND POWER COMPANY

                                                RATIO OF EARNINGS TO FIXED CHARGES
                                                AND PREFERRED DIVIDEND REQUIREMENTS


                                                                                                           Twelve Months
                                                                                                                Ended
                                                                  Year Ended December 31,                     30-Sep-94
                                                      1989      1990      1991      1992       1993          (unaudited)
                                                   ---------------------------------------------------------------------
Earnings:
 Income from Continuing Operations                 $207,875  $224,783  $240,818  $206,714   $143,702  (b)      $ 204,953
 Current Income Taxes                                78,459    72,843    52,499    88,926    159,876             162,526
 Deferred Income Taxes                               29,365    34,291   108,754    66,391    (20,188)             21,629
                                                   ---------------------------------------------------------------------

 Earnings before Income Taxes                       315,699   331,917   402,071   362,031    283,390             389,108

 Less:  Undistributed Income of less
 than fifty percent owned companies                   1,253       957       611        95        234               1,689

 Fixed Charges                                      237,386   216,842   198,000   184,407    165,213             147,165
                                                   ---------------------------------------------------------------------

Earnings Available for Fixed Charges                551,832   547,802   599,460   546,343    448,369             534,584
                                                   =====================================================================

Fixed Charges:
 Interest on Long Term Debt                         186,301   176,940   162,307   145,066    126,850             113,013
 Amortization of debt discount and
 expense, less premium                                3,158     3,248     3,949     6,248      7,412               9,052
 Interest on Short Term Debt                          9,269     4,913     6,208     3,679      6,111               6,453
 Other Interest                                       5,554     4,294       789     5,659      5,423                 137
 Portion of rents representative of
 the interest factor                                 33,104    27,447    24,747    23,755     19,417              18,510
                                                   ---------------------------------------------------------------------

Total Fixed Charges                                 237,386   216,842   198,000   184,407    165,213             147,165

Preferred Dividend Requirements (a)                  44,934    52,224    57,683    55,992     57,547              47,890
                                                   ---------------------------------------------------------------------

Total Fixed Charges and
Preferred Dividends                                 282,320   269,066   255,683   240,399    222,760             195,055
                                                   =====================================================================

Ratio of Earnings to Combined Fixed
Charges and Preferred Dividends                        1.95      2.03      2.34      2.27       2.01                2.74
                                                   =====================================================================

(a) Preferred Dividends                              29,581    35,358    34,541    31,977     29,182              25,225
    Ratio of Earnings before
    Income Taxes to Income                            1.519     1.477     1.670     1.751      1.972          1.89852541

    Preferred Dividend Requirements                  44,934    52,224    57,683    55,992     57,547              47,890
                                                    --------------------------------------------------------------------

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(b) Excludes the cumulative effect of an accounting change in 1993 of $47.7 million.